As filed with the Securities and Exchange Commission on December 27, 1999
                                                        Commission File No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        PARADIGM MEDICAL INDUSTRIES, INC.
                 (Name of small business issuer in its charter)




       Delaware                                                 3841
 (State of jurisdiction of                          (Primary Standard Industrial
   or organization)                                 Classification Code Number)


                                   87-0459536
                         (I.R.S. Employer incorporation
                             Identification Number)


                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
        (Address and telephone number of registrant's principal executive offices and principal place of business)

                           Thomas F. Motter, President
                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
            (Name, address and telephone number of agent for service)
                             ______________________

                                   Copies to:

                             Randall A. Mackey, Esq.
                             Mackey Price & Williams
                        170 South Main Street, Suite 900
                         Salt Lake City, Utah 84101-1655
                            Telephone: (801) 575-5000

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                             _______________________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reimbursement plans check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. | |

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                          ___________________________



                                            CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                         Title of each                                                    Proposed        Proposed
                            class of                                        Amount         maximum         maximum        Amount of
                        securities to be                                    to be       offering price     aggregate    registration
                           registered                                     registered      per Share     offering price      fee
------------------------------------------------------------------------------------------------------------------------------------

Resale of Common Stock issuable upon exercise of Class A Warrants          1,000,000      $   7.50      $    7,500,000         (1)
Resale of Common Stock issuable upon exercise of Underwriter's Warrants      100,000      $  8,125      $      812,500         (1)
Resale of Common Stock issuable upon exercise of Underwriter's Warrants      100,000      $   7.50      $      750,000         (1)
Resale of Common Stock issuable upon exercise of Note Holders' Warrants      287,500      $   3.33      $      975,375         (1)
Resale of Common Stock issuable upon exercise of Attorney's Warrants          25,000      $   3.33      $       83,250         (1)
Resale of Common Stock issuable upon conversion of Series C Preferred
      Stock.....................................................             383,354      $   1.75      $      670,870         (1)
Resale of Common Stock issuable upon conversion of Series D Preferred
      Stock.....................................................             763,580      $   1.75      $    1,336,265         (1)
Resale of Common Stock issuable upon exercise of Win Capital Warrants        291,000      $   3.00      $      873,000         (1)
Resale of Common Stock issuable upon exercise of Win Capital Warrants         35,000      $   2.30      $       80,500         (1)
Resale of Common Stock issuable upon exercise of Cyndel Warrants             105,000      $   2.30      $      241,500         (1)
Resale of Common Stock issuable upon exercise of Win Capital Warrants         25,000      $   4.00      $      100,000         (1)
Resale of Common Stock issuable upon exercise of Cyndel Warrants              75,000      $   4.00      $      300,000         (1)
Resale of Common Stock issuable upon exercise of KSH Investment Group
     Warrants...................................................              55,539      $   2.50      $      138,848         (1)
Resale of Common Stock issuable upon exercise of KSH Investment Group
      Warrants..................................................              10,461      $   2.69      $       28,140         (1)
Resale of Common Stock issuable upon exercise of KSH Investment Group
      Warrants..................................................             142,400      $   2.38      $      338,912         (1)
Resale of Common Stock issuable upon exercise of former officer's
       Warrants.................................................             125,000      $   2.63      $      325,750         (1)
Resale of Common Stock issuable to Certain Holders of Common Stock           216,316      $  2.875      $      621,909         (1)
Resale of Common Stock issuable upon exercise of Lafferty Warrants           100,000      $   4.00      $      400,000   $  105.60
Resale of Common Stock issuable to Certain Holders of Common Stock           265,287      $   5.00      $    1,326,435   $  350.18
Resale of Common Stock issuable to Certain Holders of Common Stock         1,000,000      $   5.00      $    5,000,000   $1,320.00
Resale of Common Stock issuable upon exercise of options........             889,700      $   5.00      $    4,448,500   $1,174.40
      Total Registration Fee....................................                                                         $2,950.18
====================================================================================================================================


(1) No registration fee is required as securities were previously registered by Form SB-2 Registration Statement, No. 333-2496, effective as of July 10, 1996., Form SB-2 Registration Statement No. 333-57711, effective as of September 14, 1998, Form SB-2 Registration Statement No. 333- 68471, effective as of January 4, 1999 and Form SB-2 Registration Statement No. 333-77267, effective as of May 7, 1999. Pursuant to Rule 429, this is a combined registration statement which relates to the securities previously registered by the earlier registration statements and the securities being registered by this registration statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                           PARADIGM MEDICAL INDUSTRIES, INC.

                                                 Cross Reference Sheet


                  Form S-3 Item No. and Caption                        Prospectus Caption


Item 1.     Front of Registration Statement and                        Outside Front Cover Page
            Outside Front Cover Pages of Prospectus

Item 2.     Inside Front and Outside Back Cover                        Inside Front and Outside Back Cover Pages
            Pages of Prospectus

Item 3.     Summary Information , Risk Factors and Ratio               Prospectus Summary; Risk Factors
            of Earnings to Fixed Charges

Item 4.     Use of Proceeds                                            Use of Proceeds

Item 5.     Determination of Offering Price                            Not Applicable

Item 6.     Dilution                                                   Not Applicable

Item 7.     Selling Security Holders                                   Selling Securityholders, Optionholders and
                                                                       Shareholders

Item 8.     Plan of Distribution                                       Outside Front Cover Page; Plan of Distribution

Item 9.     Description of Securities                                  Outside Front Cover Page

Item 10.    Interests of Named Experts and Counsel                     Legal Matters; Experts

Item 11.    Material Changes                                           Not Applicable

Item 12.    Incorporation of Certain Information                       Documents Incorporated by Reference
            by Reference

Item 13.    Disclosure of Commission Position                          Description of Securities
            on Indemnification for Securities                          Plan of Distribution
            Act Liabilities

Item 14.    Other Expenses of Issuance and                             Other Expenses of Issuance and Distribution
            Distribution

Item 15.    Indemnification of Directors                               Indemnification of Directors
            and Officers                                               and Officers

Item 16..   Exhibits                                                   Exhibits

Item 17.    Undertakings                                               Undertakings


PROSPECTUS




                        5,995,137 Shares of Common Stock


                        PARADIGM MEDICAL INDUSTRIES, INC.



            Paradigm Medical Industries, Inc. develops, manufactures and sells diagnostic and surgical equipment for the eyes. We currently market two ultrasonic surgery systems for removing cataracts and have recently acquired the exclusive technology and manufacturing rights to four additional FDA approved surgical eyecare products from Mentor Corp. We are currently developing a laser surgery system for the next generation of cataract removal. In addition, we acquired the technology and manufacturing rights to four diagnostic eyecare instruments formerly manufactured by the Humphrey Systems Division of Carl Zeiss, Inc. ( Humphrey Systems). Currently, our sales come from our two ultrasonic surgery systems and related medical supplies and our four ultrasound diagnostic eyecare instruments acquired from Humphrey Systems. We also have a Blood Flow Analyzer that detects the eye condition glaucoma by diagnosing blood flow in the eyes. The laser system is still being tested and needs approval by the Food and Drug Administration before it can be sold in the United States. Sales of the Mentor systems and accessories began on October 22, 1999, the closing date of the acquisition.

            Our primary purpose in registering Common Stock for resale is to raise money to complete development of the laser surgery system and to manufacture and market the four surgical eyecare instruments acquired from Mentor Corp. This will include significant manufacturing and marketing expenses, as well as research and development costs and other expenses. We are registering for resale a total of 5,995,137 shares of Common Stock.

            This Prospectus supercedes all prior registrations. Our shares are listed for trading on The Nasdaq SmallCap Market under the symbols PMED and PMEDW. On December 21, 1999, the closing sales price for our Common Stock was $5.00 per share and the closing sales price for our Class A Warrants was $.875 per warrant.


            Investing in the Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.


            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  This Prospectus is dated December ___, 1999.

                              AVAILABLE INFORMATION

            We are subject to the  informational  requirements of the Securities
Exchange Act of 1934, as amended and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the
Commission at 450 Fifth  Street,  N.W.,  Room 1024,  Washington,  D.C.  20549 at
prescribed rates. In addition, the Commission maintains a web site at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including our company.

            We have filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.


                               PROSPECTUS SUMMARY

            This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                   THE COMPANY

            We develop, manufacture and sell surgical and diagnostic equipment and instrumentation for the eyes known as ophthalmic equipment with related accessories, including disposable products. Our surgical equipment is designed for cataract treatment with minimum invasion of the eye. We market an ultrasonic cataract surgery system with related instruments. This system, the Precisionist Thirty Thousand(TM), is manufactured as the base surgery system for our Precisionist Thirty Thousand(TM) Ophthalmic Surgical Workstation(TM) (the "Workstation(TM)"). We are currently developing a laser cataract surgery system as an adjunct to its Workstation. This product is currently undergoing investigational trials in the United States. If successfully developed and approved for medical uses, we plan to market the laser system as a plug-in module for its Workstation(TM). We have acquired exclusive technology and manufacturing rights to four diagnostic eyecare instruments, formerly manufactured by Humphrey Systems. In October, 1999, we acquired the technology and rights to manufacture four additional FDA approved surgical products from Mentor Corp. We also have a Blood Flow Analyzer(TM) product that is a portable computerized system designed for diagnosis of blood flow volume in the eye for detection and treatment of glaucoma. With the exception of the Blood Flow Analyzer(TM), all product manufacturing and service related to these instruments has been moved to our Salt Lake City facility.

                                  The Offering

Securities Offered .. The resale of 5,995,137 shares of Common Stock, consisting of the resale of 2,476,900 shares of Common Stock issuable upon the exercise of the Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note holders' Warrants, Attorney's Warrants, KSH Investment Group Warrants, Cyndel Warrants, Lafferty Warrants and Warrants issued to John W. Hemmer, a former Vice President of Finance, Treasurer, Chief Financial Officer of the Company in connection with his retirement; the resale of 383,354 shares of Common Stock issuable upon the conversion of the Series C Convertible Preferred Stock (the "Series C Preferred Stock"); the resale of 763,580 shares of Common Stock issuable upon the conversion of the Series D Convertible Preferred Stock (the "Series D Preferred Stock"); the resale of 216,316 shares of Common Stock consisting of the resale of 90,000 shares for satisfaction of debt pursuant to the Stock Exchange for Satisfaction of Debt Agreement with Zevex International, Inc. ("Zevex") and 126,316 shares for purchase of assets pursuant to the Agreement for Purchase and Sale of Assets with Humphrey Systems Division of Carl Zeiss, Inc. ("Humphrey Systems"); the resale of 265,287 shares of Common Stock pursuant to registration rights granted to certain individuals and entities; the resale of 1,000,000 shares of Common Stock for purchase of assets and for raising additional working capital; and the resale of 889,700 shares of Common Stock issuable upon the exercise of options granted to executive officers, employees and directors. Each Class A Warrant entitles the holder to purchase one share of common Stock at an exercise price of $7.50 per share. Each Underwriter's Warrant entitles the holder to purchase one share of common Stock at an exercise price of $7.50 to $8.125 per share. Each Win Capital Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.30 to $4.00 per share. Each Lafferty Warrant entitles the holder to purchase one share of Common stock at an exercise price of $4.00 per share. Each of the Note Holders' Warrants and Attorney's Warrants entitles the holder to purchase one share of Common Stock at an exercise price of $3.33 per share. Each KSH Investment Group Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.38 to $2.69 per share. Each Cyndel Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.30 to $4.00 per share. Each Warrant issued to Mr. Hemmer entitles him to purchase one share of Common Stock at an exercise price of $2.63 per share. Each share of Series C Preferred Stock and Series D Preferred Stock is convertible at a conversion price of $1.75 per share. The Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants and Attorney's Warrants are subject in certain circumstances to earlier redemption by us. The Series C Preferred Stock and Series D Preferred Stock are subject in certain circumstances to automatic conversion. See "Securityholders Registering Shares" and "Description of Securities."

Common  Stock
outstanding prior
to the offering ....  7,233,275  shares.

Common Stock
outstanding after
the offering (1)....  13,229,419  shares.

Use of Proceeds ....  All funds received by us upon the exercise of the Warrants will be used for general corporate purposes. We will not receive any proceeds from the conversion of the Series C Preferred Stock or the Series D Preferred Stock. See "Use
                      of   Proceeds."

Risk Factors
/Dilution ..........  The  offering  involves a high  degree of risk.  See "Risk
                      Factors."

Nasdaq Symbols
   Common Stock       PMED
   Class A Warrants   PMEDW

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by us with the Commission are incorporated herein by reference:

            a. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
            b. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
            c. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;
            d. Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
            e. Definitive Proxy Statement for the Company's 1999 Annual Meeting of Shareholders, as filed on June 23, 1999.

      All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Michael W. Stelzer, Vice President of Operations, Chief Operating Officer and Chief Financial Officer, Paradigm Medical Industries, Inc., 1127 West 1320 South, Suite A, Salt Lake City, Utah 84119.


                                  RISK FACTORS

      Before you invest in our Common Stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus before you decide to purchase shares of our Common Stock. No investment should be made by any person who is not in a position to lose the entire amount of his investment.

      Some of the  information in this  Prospectus  may contain  forward-looking statements.  Such  statements  can be identified  by the use of  forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward- looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward- looking statement.

Limited  Working  Capital;  Limited  Operating  History;   Accumulated  Deficit;
Anticipated Losses.

      As of December 31, 1998, we had limited working capital of $923,000. We also have not been in business for a long time. Most of our current sales are related to the Precisionist 3000 Plus, our ultrasonic eye surgery machine. Our accumulated deficit was $8,258,406 as of December 31, 1997 and $15,887,000 as of December 31, 1998. Such losses have resulted principally from costs incurred in connection with research and development, including clinical trials, of the laser surgery system. Medical products were not sold by us until late 1992. Our ability to become profitable largely depends on successfully developing clinical applications and obtain regulatory approvals for its laser surgery products, including the Photon(TM) LaserPhaco(TM), and to effectively market such products. The problems and expenses frequently encountered in developing new products and the competitive industry in which we operate will impact whether we are successful. We may never achieve profitability. Furthermore, we may encounter substantial delays and unexpected expenses related to research, development, production, marketing, regulatory matters or other unforeseen difficulties.

Possible Future Delisting of Securities from The Nasdaq SmallCap Market and Market Illiquidity.

      We received a letter from the Nasdaq staff, dated January 7, 1998, notifying us that our securities would be delisted from The Nasdaq SmallCap Market at the close of business on January 15, 1998 because we failed to demonstrate compliance with all the requirements for continued listing. We requested a review of the staff's findings and conclusions. A hearing to review the staff's findings and conclusions was held on February 19, 1998. We were determined to be in compliance with the requirements for continued listing on The Nasdaq SmallCap Market as a result of the proceeds we had received from sale of 20,030 shares of Series C Preferred Stock and the exchange of 12% Convertible, Redeemable Promissory Notes for 9,950 shares of Series C Preferred Stock.

      In order to remain eligible for quotation on Nasdaq, we must maintain $2,000,000 in net tangible assets, a $500,000 market value of the public float (excluding shares held directly or indirectly by officers, directors and controlling stockholders), and at least 300 round lot holders of our Common Stock. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share. If we are unable to comply with these new listing requirements in the future, our securities would be delisted from the Nasdaq SmallCap Market. We may be unable to satisfy all requirements to remain listed on Nasdaq. If delisted from Nasdaq, our securities may then be traded on the OTC Electronic Bulletin Board or in the over-the-counter market in the so-called "pink sheets." As a result, it may be more difficult for an investor to dispose of our securities, or to obtain accurate quotations on their market value. Furthermore, the prices for our securities may be lower than might otherwise be obtained.

Disclosures Relating to Low Priced Stocks; Possible Restrictions on Resales of Low Priced Stocks and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities.

      If our securities were to be delisted from Nasdaq as discussed above, they may become subject to Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell securities governed by Rule 15g-9 to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by Rule 15g-9, the broker-dealer must determine whether the purchaser qualifies as a purchaser and must receive the purchaser's written consent to the transaction prior to sale. Consequently, Rule 15g-9 may adversely effect the ability purchasers and others to sell our securities and otherwise affect the trading market in our securities.

      The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions by broker-dealers involving a penny stock (unless exempt), rules promulgated under the Exchange Act require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stocks.

      The foregoing penny stock restrictions will not apply to our securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or if we meet certain minimum net tangible asset or average revenue criteria. There can be no assurance that our securities will qualify for exemption from these restrictions. In any event, even if our securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our securities were subject to the rules on penny stocks, the market liquidity for our securities could be materially adversely affected.

Future Capital Needs and Uncertainty of Additional Funding.

      We may require substantial funds in addition to the net proceeds of this Offering for various reasons, including continuing research and development, expanding clinical trials, completing the FDA approval process for its products (including the Photon(TM) LaserPhaco(TM)), and manufacturing and marketing its existing products. See "Risk Factors -- Government Regulation; Uncertainty of FDA Approval" below. In the short term, based on past financial needs and on currently planned programs, we anticipate that the net proceeds of this Offering and the interest earned from it, together with funds generated from future product sales, should be adequate, even if at the minimum level, to satisfy our capital requirements for approximately 12 months. This estimate is based on certain assumptions and there can be no assurance that the net proceeds of this Offering will be sufficient to satisfy our capital requirements for 12 months. Even if this Offering is successful, we will need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop itself, which may materially adversely affect our continued operations.

Technological Uncertainty and Early Stage of Product Development.

      The science and technology of medical products, including lasers, is rapidly evolving. Our medical systems may require significant further research, development, testing and regulatory clearances. They are also subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that any or all of the proposed products will prove to be ineffective or unsafe; that they fail to receive necessary regulatory clearances; that the proposed products are uneconomical; that others hold proprietary rights which preclude us from marketing such products; or that others market better products. Accordingly, we are unable to predict whether its research and development activities will result in any commercially profitable products. Further, due to the extended testing and regulatory review process required, we may be unable to sell our current and proposed laser cataract system products. There is also no guarantee that we will be able to develop and sell a glaucoma surgery system.

Government Regulation; Uncertainty of FDA Approval.

      We are subject to substantial regulation by the FDA and other federal and state regulatory agencies. FDA regulations require us to obtain either a 510(k) clearance or pre-marketing approval prior to marketing a product in the United States. We are also subject to foreign regulation and must receive various types of approvals from foreign government agencies prior selling its products in some countries. The clearance and approval processes for both the FDA and foreign regulatory authorities are costly, time consuming and uncertain. In addition, we are required to obtain FDA approval before exporting a device which has not received FDA marketing clearance or approval. We may never be able to obtain these required government approvals. See "Risk Factors--Future Capital Needs and Uncertainty of Additional Funding." Delays or failure to obtain such approvals would materially and adversely effect us, as would changes in existing requirements. We have received a 510(k) clearance from the FDA for our ultrasonic surgery systems allowing us to sell both devices in the United States. We have also received 510(k) clearance to market an ocular blood flow analyzer manufactured by O.B.F. Labs, Ltd. ("O.B.F. Labs"). In May 1995, we were granted an investigational device exemption for our Photon(TM) LaserPhaco(TM) System allowing us to conduct clinical studies in support of our application with the FDA to obtain approval to market our laser surgery system. We have completed the authorized clinical studies and has requested authorization for expanded clinical studies. We have also received FDA approval to manufacture and export the Photon(TM) LaserPhaco(TM) System internationally. However, we have not yet obtained approval from some foreign countries to market the laser product where approval is necessary. We anticipate that many contemplated applications of our currently existing and planned products will be subject to the lengthy regulatory approval process, including preclinical studies, clinical trials and extensive regulatory review and could take many years and require the expenditure of substantial resources.

Lack of Operating Experience.

      Our executives rely on their experience and skill from their professional occupations. None of our executives has direct experience in managing a company which utilizes research and product development activities and technology to such a high degree.

Dependence on Laser Cataract System.

            We are also developing a laser cataract system for inclusion in our Workstation(TM). Phase I clinical trials have concluded for FDA approval for the Photon(TM) LaserPhaco(TM) system. During the clinical trial, we discovered that the Photon(TM) LaserPhaco(TM) system may not effectively remove viscerous cataracts. In May, 1998, we received FDA clearance to conduct clinical tests on soft cataracts. We are highly dependent on FDA approval of its Photon(TM) LaserPhaco(TM) system to generate future revenues. With the recently discovered possible limitation of the Photon(TM) LaserPhaco(TM), the system may not be approved by the FDA.

Potential Obsolescence from Rapid Technological Change.

      Our market is subject to rapid technological change. Development by others of new or improved products, processes or technologies may make our products obsolete or less competitive. Accordingly, we must continue investing in research and development on our existing products and to develop new products. Despite such investment, our current or proposed products may be unsuccessful.

Product and Market Competition.

      Our laser system will potentially receive competition from other laser systems, such as excimer, holmium (Ho:YAG), Erbium (Er:YAG), Nd:YLF (Neodymium:Yttium-Lithium-Fluoride) or lasers of other wave lengths. Competition may also come from other medical devices and other surgical techniques. Further, the cataract surgical device industry is dominated by a small number of large competitors that are well established in the marketplace, have experienced management, are well financed and have a well recognized trade name related to their product lines. We may be unable to penetrate the existing market and acquire a sufficient market share to be profitable. Significant competitive factors which will affect future sales include regulatory approvals, performance, pricing, timely product shipment, safety, customer support, convenience of use and patient and general market acceptance.

Business Development Risks.

      New ventures, particularly those involved in a highly technical industry such as the medical industry, have substantial inherent risks. These risks are in three general areas: technical, mechanical and human. Notwithstanding any pre-production planning, new products can incur unexpected problems in full scale production, which cannot always be foreseen or accurately predicted. Designs can become unworkable, for unpredicted reasons. Quality control and component sourcing failures can also be expected from time to time. Any business, including ours, is substantially dependent upon the capabilities and performance of both management and sales personnel. Mistakes in judgment or performance can be costly and, in certain instances, disabling. Therefore, management skill, experience, character and reliability are of significant importance.

Dependence On Key Personnel.

      Our success largely depends on a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on us, including the development and sale of eye surgery systems. We are especially dependent upon the efforts and abilities of Thomas F. Motter, Chairman of the Board, President and Chief Executive Officer. Mr. Motter is employed by us under a five-year employment agreement. The loss of any of our key executives could have a material adverse effect on us and our operations and prospects, although the loss of Mr. Motter could have a more significant adverse effect. We have no key man insurance on Mr. Motter. We believe that our future success will also depend, in part, upon our ability to attract, retain and motivate qualified personnel. There is no assurance, however, that we will be successful in attracting and retaining such personnel.

Production Risks.

      The high-technology product line requires us to deal with suppliers and subcontractors supplying highly specialized parts, operating highly sophisticated and narrow tolerance equipment and performing highly technical calculations. Components must be custom designed and manufactured, which is not only complicated and expensive, but can also require a number of months to accomplish. Slight mistakes in either the design or manufacture can result in unsatisfactory parts that may not be correctable. Because our business requires the talents of various professions, mistakes from very slight oversights or miscommunications can occur, resulting not only in costly delays and lost orders, but also in disagreements regarding liability and, in any event, extended delays in production. Moreover, we rely on suppliers that are related to each other for parts and equipment. When dealing with related suppliers the terms on which parts and equipment are purchased may not be as favorable as could be obtained from unrelated third- party suppliers.

Lack of Independent Market Testing.

      We believe that there is substantial commercial demand for its laser surgery system and blood flow analyzer for the eyes at a profitable price. However, this belief is solely based on our management=s experience and judgment. At this time, there have been no independent marketing studies by independent professional marketing firms to reliably confirm the extent of this demand, the price ranges within which it exists and the amount of promotion necessary to exploit whatever demand does exist.

No Assurance of Market Acceptance.

      Our products may not be accepted in the marketplace. Such acceptance will depend on a number of factors including receiving regulatory approvals, demonstrating the safety, and advantages of our products over existing systems and techniques. Our laser surgery system may never gain market acceptance since the system may not effectively remove viscerous cataracts. Further, we be unable to successfully market our products even if they perform successfully in clinical applications. Our Precisionist ThirtyThousand(TM) Workstation(TM) may not gain acceptance unless we can reduce or eliminate the vacuum surge and develop additional, complementary surgical devices for installation in that host system.

Dependence on Patents and the Protection of Proprietary Technology.

      We depend on our ability to license and obtain patents and on the adherence to confidentiality agreements executed by employees, consultants and third-parties to maintain the proprietary nature of our technology and to operate without infringing on the proprietary rights of others. Our laser probe is protected by a United States patent issued in 1987 to Daniel M. Eichenbaum, M.D. Patents have been granted to O.B.F. Labs in the United States and the United Kingdom and is still pending in Japan. The pending patents may not be perfected. Also, our present or future products may be found to infringe upon the patents of others. If our products are found to infringe on the patents, or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such products could be severely restricted or prohibited. We may be required to obtain licenses to utilize such patents or proprietary rights of others and acceptable terms may be unavailable. If we do not obtain such licenses, the development, manufacture or sale of products requiring such licenses would be materially adversely affected. In addition, we could incur substantial costs in defending ourself against challenges to our patents or infringement claims made by third parties or in enforcing any patents we may obtain.

Limited Nature of Patent Protection.

      Others may sell products similar to our Photon(TM) LaserPhaco(TM) system, the Mentor systems or the Blood Flow Analyzer(TM) for the eyes before we can market either device. We rely on the protections that we hope to realize under the United States and foreign patent laws. However, patents provide limited protections. We have a United States and Japanese patent on the hand-held probe design and applications for various foreign patents are either pending or planned, and the patents for the blood flow analyzer for the eyes are reported by O.B.F. Labs to have been approved in the United States and the United Kingdom. Similar devices, however, could be designed that do not infringe on our patent rights, but that are similar enough to compete against our patented products. Moreover, it is possible that an unpatented but prior existing device or design may exist that has never been made public and therefore is not known to us or the industry in general. Such a device could be introduced into the market without infringing on our current patent. If any such competing non-infringing devices are produced and distributed, our profit potential would be seriously limited, which would seriously impair our viability.

Limitations on Medical Reimbursement.

      We anticipate that our medical devices will generally be purchased by ophthalmologists and hospitals that will then bill various third-party payors, such as government programs and private insurance plans, for the health care services provided to their patients. Government agencies generally reimburse at a fixed rate based on the procedure performed. Some of the potential procedures for which our medical devices may be used, however, may be denied reimbursement as elective. In addition, third-party payors may deny reimbursement if they determine that the use of our products was unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Even if we receive FDA clearances for our products, third-party payors may nevertheless deny reimbursement. Furthermore, third-party payors increasingly challenge the prices charged for medical products and services. Reimbursement from third-party payors may be unavailable or if available, that reimbursement may be limited when compared with reimbursement for competitive procedures, thereby materially adversely affecting our ability to profitably sell products. The market for our products could also be adversely affected by recent federal legislation that reduces reimbursements under the capital cost pass- through system utilized in connection with the Medicare program. Failure by hospitals and other users of our products to obtain reimbursement from third-party payors or changes in government and private third-party payors' policies toward reimbursement for procedures employing our products would have a material adverse effect on us. See "Risk Factors--Proposed Health Care Reform."

Proposed Health Care Reform.

      President Clinton's Administration is making proposals to change aspects of the delivery and financing of health care services. Other legislation to accomplish the same purpose has or will also be introduced by members of Congress. Legislation derived from one or more of these proposals may be enacted in the near future. Such legislation to control or reduce public (Medicare and Medicaid) and private spending on health care, to reform the methods of payment for health care goods and services by both the public and private sectors, and to provide universal access to health care may be passed. We cannot predict what form this legislation may take or the effect of such legislation on its business. It is possible that the legislation ultimately enacted by Congress will contain provisions resulting in price limits and utilization controls which may reduce the rate of increase in the growth of the ophthalmic laser market or otherwise adversely affect our business. It is also possible that future legislation could result in modifications to the nation's public and private health care insurance systems which will affect reimbursement policies in a manner adverse to us. We also cannot predict what other legislation relating to our business or the health care industry may be enacted, including legislation relating to third- party reimbursement, or what effect legislation may have on the results of its operations.

New Product Quality.

            Our Precisionist ThirtyThousand(TM) Workstation(TM) is a new computer-based product unproven by day-to-day use in the marketplace. As is common with other new computer-based products, we have discovered certain circuitry problems and component failures with the first Workstation(TM) that we manufactured. We believe that we have corrected most if not all of these problems. However, there is no assurance that all of these problems have been detected or corrected. If customers were to experience significant problems with the Workstation(TM), if we could not fix or correct the problems, or if our customers were dissatisfied with the functionality or performance of the Workstation(TM), or product support provided by us, we would be materially adversely effected.

Dependence on Outside Suppliers and Manufacturers.

      We currently purchase all of its components, supplies and contract manufacturing from third-party suppliers. Substantially all of our current products are manufactured or assembled by three companies under long-term manufacturing agreements. However, if we were required to locate other manufacturers or suppliers, we could experience increased costs and significant delays in both locating and switching to new vendors. Further, it would be difficult for us to develop the capacity to manufacture or assemble its products in-house since we have no experience in large-scale manufacturing. In addition, we may be unsuccessful in developing the necessary facilities or recruiting trained personnel to achieve profitable manufacturing or assembling capacities.

Minimal Marketing Experience.

      We have commenced a direct sales program to market its current and proposed products. However, we have minimal direct sales experience and may need to recruit additional qualified personnel for this purpose. Our sales program may be unsuccessful or we may be unable to attract and retain qualified distributors on favorable terms.

Product Liability and Possible Insufficiency of Insurance.

      The nature of our business exposes it to risk from product liability claims and there can be no assurance that the Company can avoid significant product liability exposure. We maintain product liability insurance providing coverage up to $2,000,000 per claim with an aggregate policy limit of $2,000,000. There is substantial doubt that this amount of insurance would be adequate to cover liabilities should we face significant claims. A successful products liability claim brought against us could have a material adverse effect on our business, operating results and financial condition. Further, product liability insurance is becoming increasingly expensive, and there can be no assurance that we will successfully maintain adequate product liability insurance at acceptable rates, or at all. Should we be unable to maintain adequate product liability insurance, our ability to market our products would be significantly impaired. Any losses that we may suffer from future liability claims or a voluntary or involuntary recall of our products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation and marketability of our products would have a material adverse effect on our business, operating results and financial condition.

World Economic, Political and Currency Fluctuations.

      We anticipate that a significant portion of its future product sales will be in foreign countries. Because we quote prices for our products and accepts payment on sales principally in U.S. dollars, any significant increase in the value of the U.S. dollar against local currencies may make our products less competitive with foreign products. The economic and political instability of some foreign countries also may affect the ability of ophthalmologists and others to purchase our products, or the ability of potential customers to pay for the procedures for which our products are used.

Potential Adverse Effects of Future Sales of Stock; Dilution.

      As of September 30, 1999, approximately 41% or about 2,963,816 shares of the total 7,233,275 shares of Common Stock outstanding were "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary transactions, or in transactions directly with a market maker an amount equal to the greater of one percent of our then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. An additional 32,776 shares could immediately be sold in reliance on Rule 144 upon the conversion of our Series A and Series B Preferred Stock issued and outstanding as of December 15, 1999 for shares of Common Stock. An additional 21,525 shares could also be immediately sold in reliance upon Rule 144 upon the exercise of the FAS Warrants and an additional 889,700 shares could eventually be sold in reliance upon Rule 144 upon the exercise of stock options granted to our executive officers, employees and directors. Moreover, 383,354 shares of Common Stock could be sold upon the conversion of the Series C Preferred Stock and 763,580 shares of Common Stock could be sold upon the conversion of the Series D Preferred Stock. Further, 1,000,000 shares could be sold upon the exercise of Class A Warrants issued in connection with the July 1996 public offering and 512,500 shares could be sold upon the exercise of warrants held by Bridge Note investors, and our attorneys and underwriters of the July 1996 public offering. Finally, 839,400 shares could be sold upon the exercise of warrants that we have issued to Win Capital , Cyndel, KSH Investment Group and Lafferty and 125,000 shares could be sold upon the exercise of warrants that we have issued to John W. Hemmer. We have agreed to register the shares of Common Stock issuable upon exercise of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants, Attorney's Warrants, KSH Investment Group Warrants, Cyndel Warrants and Lafferty Warrants on the same registration statement as the shares of Common Stock issuable upon conversion of the Series C and Series D Preferred Stock and keep such registration statement current until such time as all shares of Common Stock issuable upon exercise of the warrants and conversion of the Series C and Series D Preferred Stock are freely tradeable pursuant to Rule 144(k) promulgated under the Securities Act, all at our cost and expense. Sales of such shares would increase the number of shares in the public float and have an adverse effect on the market price of the Common Stock.

Possible Volatility of Stock Price.

      Our Common Stock and Class A Warrants are currently traded on The Nasdaq SmallCap Market. Factors such as announcements by us of the regulatory status of products, quarterly variations in its financial results, the gain or loss of material contracts, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of such securities to fluctuate significantly.

Adverse Effects of Board of Director Control of Preferred Stock.

      Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. Those terms and conditions may include preferences on an equal or prior rank to existing series of Preferred Stock. Those shares may be issued on such terms and for such consideration as the Board then deems reasonable and such stock shall then rank equally in all aspects of the series and on the preferences and conditions so provided, regardless of when issued. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. As of September 30, 1999, 8,077 shares of Series A Preferred Stock, 19,236 shares of Series B Preferred Stock, 500 shares of Series C Preferred Stock and 318,644 shares of Series D Preferred Stock were issued and outstanding, which are immediately convertible, in the aggregate, into 379,990 shares of our Common Stock. See "Description of Securities--Preferred Stock."

No Dividends on Common Stock.

      We issued a stock dividend on its Series A Preferred Stock and Series B Preferred Stock on January 8, 1996, to stockholders of record as of December 31, 1994. We have not paid any cash dividends on our Common Stock and do not expect to declare or pay any cash or other dividends in the foreseeable future so that we may reinvest earnings, if any, into the development of the business. The holders of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to non-cumulative cash dividends paid out of surplus earnings. See "Description of Securities--Preferred Stock."

Board Discretion as to Use of Proceeds.

      All of the net proceeds of the Offering, if any, have been allocated to working capital (and not otherwise allocated for a specific purpose) and will be used for such purposes as management may determine in its sole discretion without the need for stockholder approval with respect to any such allocations. See "Use of Proceeds."

Rescission Offer to Series B Shareholders.

      We issued 493,000 shares of Series B Preferred Stock in 1994 and 1995. The Series B Shares may not have been sold in compliance with certain aspects of California corporate law and federal and state securities laws. Concurrently with our July 1996 public offering, we provided the Series B Shareholders with a rescission offer (the "Rescission Offer") to repurchase all Series B Preferred shares (the "Rescission Shares") owned by the Series B Shareholders. The Series B Shareholders were offered the right to rescind their purchases and receive a refund of the price paid by them of $4.00 per share plus an amount equal to the interest thereon at rates ranging from 6% to 12% per annum from the date the Rescission Shares were purchased to July 25, 1996, the date our public offering closed and each rescinding shareholder was paid by us. The original purchasers of approximately 93% of the Series B Shares (460,250 shares) rejected the Rescission Offer by responding as requested in the Rescission Offer or by failing to return a response within thirty days of receiving the Rescission Offer. Two shareholders owning a combined total of 32,750 shares accepted the Rescission Offer. The Rescission Offer was designed to reduce any type of contingent liability we may be subject to in connection with its private placement of Series B Preferred Stock. However, the Rescission Offer may not have fully relieved us from exposure to contingent liability under federal or state securities laws. Not every state statutorily provides for voluntary rescission offers. In addition, other states, although authorizing rescission offers, do not completely limit the liability of the offeror. Thus, we may have continuing liability in certain states following the Rescission Offer.

Limited Liability for Officers and Directors and Indemnification Matters.

      Our Certificate of Incorporation eliminates in certain circumstances the liability of directors for monetary damages for breach of their fiduciary duty as directors. We have entered into indemnification agreements (the "Indemnification Agreements") with certain directors and officers. Each such Indemnification Agreement provides that we will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. The Indemnification Agreements will also require that we indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he or she is successful.

Dilutionary Possibilities.

      The Board of Directors has the inherent right under applicable Delaware law, for whatever value the Board deems adequate, to issue additional shares of Common Stock up to the limit of shares authorized by the Certificate of Incorporation, and, upon such issuance, all holders of shares of Common Stock, regardless of when it is issued, thereafter generally rank equally in all aspects of that class of stock, regardless of when issued. The Board of Directors likewise has the inherent right, limited only by applicable Delaware law and provisions of the Certificate of Incorporation to increase the number of shares of Preferred Stock in a series, to create a new series of Preferred Stock and to establish preferences and all other terms and conditions in regard to such newly-created series. Any of those actions will dilute the holders of Common Stock and also affect the relative position of the holders of any series of any class. Current stockholders have no rights to prohibit such issuances nor inherent "preemptive" rights to purchase any such stock when offered. See "The Offering."

                                 USE OF PROCEEDS

      Holders of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants, Attorney's Warrants, Cyndel Warrants, KSH Investment Group Warrants, Lafferty Warrants and Hemmer Warrants are not obligated to exercise any of their Warrants and holders of options are not obligated to exercise any of their options. However, assuming exercise of all of the Warrants and options and assuming the issuance of the 1,000,000 additional shares of Common Stock being registered for resale for the purchase of assets and for raising additional working capital, the net proceeds from this Offering to be received by the Company from the issuance of 5,995,137 shares of Common Stock covered by this Prospectus and issuable upon the exercise of the Warrants and from the issuance of 1,000,000 additional shares of Common Stock are estimated to be $17,394,513. The closing bid price of the Common Stock on The Nasdaq SmallCap Market was $5.00 on December 21, 1999. Approximately 46% of the
Warrants are exercisable at prices above $5.00. Accordingly, there is no assurance that any of the Warrants will be exercised and the Company may not receive any proceeds from this Offering. The Company will not receive any proceeds from the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock or the Series D Preferred Stock.

      The Company currently anticipates that it will use the net proceeds of this Offering, if any, to fund working capital requirements. In the event sufficient proceeds are not received, the Company's short term plan is to meet cash needs through external financing sources such as bank financing and private offerings of debt and/or equity. The Company also expects the cash flow from operations will provide additional funds to the Company as operating revenues increase.

      The cost, timing and the amount of funds required for such uses by the Company cannot be precisely determined at this time and will be based upon, among other things, competitive developments, the rate of the Company's progress in product development, and the availability of alternative methods of financing. In addition, the Company's Board of Directors has broad discretion in determining how the proceeds of this Offering received by the Company will be applied.


                       SECURITYHOLDERS REGISTERING SHARES

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1999 by each of the holders of Series C Preferred Stock (the "Selling Series C Preferred Stockholder"), assuming each of the Selling Series C Preferred Stockholders elects to exercise his conversion rights to convert the Series C Preferred shares (the "Series C Shares") into shares of Common Stock, at a conversion price equal to $1.75 per share of Common Stock, the number of shares of Common Stock to be sold by each Selling Series C Preferred Shareholder, and the percentage of each Selling Series C Preferred Stockholder after the sale of Common Stock included in this Prospectus.


                                                Shares Beneficially                               Shares Beneficially
                                                   Owned Prior to             Number of               Owned After
                                                      Offering               Shares Being              Offering
                                                                               Offered
                Stockholders                     Number      Percent                                  Number     Percent


Robert J. Braig                                       5,714     *                         5,714             0     *
Thomas W. Brake                                       8,571     *                         8,571             0     *
Mark and Lori Cozens                                  4,271     *                         4,271             0     *
Paul N. Davis                                        17,142     *                        17,142             0     *
Robert L. Frome(1)                                   42,855     *                        42,855             0     *
William A. Gantz and Carol A. Gantz,                  2,000     *                         2,000             0     *
    JTWROS
John A. Grue                                          5,714     *                         5,714             0     *
Edward G. Hammond                                     7,285     *                         7,285             0     *
Roger C. Husted                                      14,285     *                        14,285             0     *
Jerry R. King                                        11,428     *                        11,428             0     *
Terry F. King                                        11,428     *                        11,428             0     *
Patrick Kolenik - IRA(2)                          29,578(3)     *                        28,571      1,007(3)     *
Michael Associates                                   20,000     *                        20,000             0     *
Ted Levine                                           28,571     *                        28,571             0     *
Eileen M. O'Dea                                       2,670     *                         2,670             0     *
Premier Alliance Group, Inc.                         19,999     *                        19,999             0     *
Mark S. Richardson                                   14,285     *                        14,285             0     *
Samuel Richman                                        2,285     *                         2,285             0     *
Sheila Sandman                                        7,500     *                         7,500             0     *
Richard C. Siskey                                    28,570     *                        28,570             0     *


Thomas W. Brake                                       8,571     *                         8,571             0     *
Jeffrey A. and Penny Strack                           8,285     *                         8,285             0     *
Gregg Stokes                                          5,714     *                         5,714             0     *
Charles Thompson                                     14,285     *                        14,285             0     *
United Growth Fund, Inc. Profit Sharing              28,570     *                        28,570             0     *
    Plan
Patrick and Linda Vetere, JTWROS                     14,285     *                        14,285             0     *
Wight Investment                                        500     *                           500             0     *
Rose W. Zee                                          15,000     *                        28,571             0     *
                                                  ---------                             -------         -----
         TOTAL                                      384,361                             383,354         1,007
________________________________________


* Less than 1%

(1)      Mr. Frome is a director of the Company.
(2)      Mr. Kolenik is a director of the Company.
(3)      Includes 1,007 shares of Common Stock held by Mr. Kolenik.

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1999, by each of the holders of Series D Preferred Stock (the "Selling Series D Preferred Stockholders"), assuming each of the Selling Series D Preferred Stockholders elects to exercise his conversion rights to convert the Series D Preferred shares (the "Series D Shares") into shares of Common Stock, at a conversion price equal to $1.75 per share of Common Stock, the number of shares of Common Stock to be sold by each Selling Series D Preferred Stockholder, and the percentage of each Selling Series D Preferred Stockholder after the sale of Common Stock included in this Prospectus.


                                                                                   Number of
                                                                                 Shares Being
              Stockholders                           Number   Percent              Offered          Number          Percent


Jerry and Linda Bassin                               25,000      *                       25,000       0                *
Dr. Robert Bedrossian                                 5,000      *                        5,000       0                *
Dr. Valery Berger                                    15,000      *                       15,000       0                *
Bill D. and Claudia J. Berkley                       10,000      *                       10,000       0                *
Berkley Investments, Inc.                            10,000      *                       10,000       0                *
Paul and Judith Berkman                              15,000      *                       15,000       0                *
Edwin Bindseil                                       15,000      *                       15,000       0                *
Dr. Kostaki Bis                                       5,000      *                        5,000       0                *
Benjamin Bollag                                      15,000      *                       15,000       0                *
Dr. Richard Bowe IRA                                 25,316      *                       25,316       0                *
CarCap Co., LLC                                      10,000      *                       10,000       0                *
James & Caren Cobb                                   40,000      *                       40,000       0                *
William & Marion Conley                               5,000      *                        5,000       0                *
Corman Foundation, Inc.                              30,000      *                       30,000       0                *
Brian and Irene Cotter                               10,000      *                       10,000       0                *
Jonathan Cress                                        5,000      *                        5,000       0                *
Scott Crowther                                       10,000      *                       10,000       0                *
George and JoAnn Dick                                10,000      *                       10,000       0                *
James A. Erb                                         10,000      *                       10,000       0                *
Clifford A. Falkenau Trust                            5,000      *                        5,000       0                *
Helen Falkenau                                        5,000      *                        5,000       0                *
Aaron I. Feder                                        7,000      *                        7,000       0                *
Dale S. and Jack Feinblatt                            9,000      *                        9,000       0                *
Dr. Leon Gallin                                       2,000      *                        2,000       0                *
Shadow Capital, LLC,                                 40,000      *                       40,000       0                *
Bonnie and Mort Goldberg                             10,000      *                       10,000       0                *
R. Steven Graves                                     10,000      *                       10,000       0                *
Sean Greene                                          10,000      *                       10,000       0                *
Halpert Enterprises Inc.                             10,000      *                       10,000       0                *
John Harte                                           15,000      *                       15,000       0                *
Douglas and Alexis Hogue                             10,000      *                       10,000       0                *
Dr. Roger Husted                                     11,500      *                       11,500       0                *
Irwin Kabat                                           6,000      *                        6,000       0                *
Elaine Khalaf                                        10,000      *                       10,000       0                *
Aaron Kirzner                                         5,000      *                        5,000       0                *
Steven Kohn, IRA                                      9,356      *                        9,356       0                *


                                                               12



Lyudmila Korets                                       5,000      *                        5,000       0                *
Dr. Michael Limberg, IRA                             39,580      *                       39,580       0                *
Morris Macy                                           5,000      *                        5,000       0                *
Robert Margolin, IRA                                  5,000      *                        5,000       0                *
Mid-Lakes P/S Trust                                  50,000      *                       50,000       0                *
Jules M. Ness                                        10,000      *                       10,000       0                *
James Pickett                                         5,000      *                        5,000       0                *
Dr. Soleiman Rabanipour                              10,000      *                       10,000       0                *
Dr. Sheldon Rabin, IRA                               20,000      *                       20,000       0                *
Reinhard & Reinhard M/P Plan                          8,000      *                        8,000       0                *
Marsha and Barry Reiss                               10,000      *                       10,000       0                *
Dr. Steven Rubel                                      5,000      *                        5,000       0                *
Melvyn and Lea Ruskin                                10,000      *                       10,000       0                *
Scott W. Sakin                                       10,000      *                       10,000       0                *
Judy Shapiro                                         25,000      *                       25,000       0                *
Larry and Katina Snyder                               5,000      *                        5,000       0                *
Jerold Stern                                          5,000      *                        5,000       0                *
Steve Shook Construction P/S Plan
     Dtd. 12/10/82                                   10,828      *                       10,828       0                *
David Tadych                                          5,000      *                        5,000       0                *
Miles and Rochelle Weinberg                          10,000      *                       10,000       0                *
Xanadu Associates, LLC                               10,000      *                       10,000       0                *
Dr. Alkis Zingas Trust                               15,000      *                       15,000       0                *
Dr. Igor Zlotin                                       5,000      *                        5,000       0                *
Simon Zunamon Revocable Trust                        20,000      *                       20,000       0                *
                                                  ---------                             -------    -------
            TOTAL                                   763,580                             763,580       0
________________________________

* Less than 1%.



      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1999 by each of the holders of Options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his or her Options to purchase shares of Common Stock at an exercise price equal to $5.00 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this Prospectus.


                                                                                Number of             Shares Beneficially
                                               Shares Beneficially            Shares Being                Owned After
             Optionholders                   Owned Prior to Offering            Offered                  Offering (1)
                                              Number          Percent                               Number          Percent

Del Anderson                                            300      *                          300               0        *
Candy L. Caballero                                   10,000      *                       10,000               0        *
Richard D. Dirkson                                    5,040      *                        5,040               0        *
Dr. William C. Fitzhugh                              90,737     1.3%                     20,000          70,737      1.0%
Clint Frederickson                                      400      *                          400               0        *
Miguel A. Gonzales                                    1,000      *                        1,000               0        *
James Haydu                                           2,000      *                        2,000               0        *
John P. Haydu                                         2,000      *                        2,000               0        *
Zolton Haydu                                         15,000      *                       15,000               0        *
John W. Hemmer                                       82,450     1.1%                     57,450          25,000        *
Randall A. Mackey                                    30,512      *                       20,000          10,512        *
Thomas F. Motter                                    638,235     8.8%                    143,450         494,785      6.8%
Dale Muir                                               150      *                          150               0        *
Corinne Powell                                       50,000      *                       50,000               0        *
Curtis G. Page                                       10,080      *                       10,080               0        *
Ray Rivera                                              150      *                          150               0        *
Dr. David M. Silver                                  28,666      *                       20,000           8,666        *
Todd A. Smith                                        20,150      *                       20,150               0        *
Michael W. Stelzer                                  116,521     1.6%                     57,450          59,071        *
Jeffrey S. Voyles                                    10,808      *                       10,080               0        *
                                                  ---------                             -------         -------
         TOTAL                                    1,170,921                             444,700         736,221

________________________________


*Less than 1%.

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1999 by each of the holders of Options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his or her Options to purchase shares of Common Stock at an exercise price equal to $4.00 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this Prospectus.


                                                                                Number of             Shares Beneficially
                                               Shares Beneficially            Shares Being                Owned After
             Optionholders                   Owned Prior to Offering            Offered                  Offering (1)
                                              Number          Percent                               Number          Percent


Steven J. Bayern                                     75,000     1.0%                     75,000               0        *
Robert L. Frome                                     164,000     2.3%                    150,000          14,000        *
Patrick N. Kolenik                                  179,577     2.5%                    150,000          29,577        *
Thomas F. Motter                                    544,785     7.5%                     50,000         494,785      6.8%
Michael W. Stelzer                                   79,071     1.1%                     20,000          59,071        *
                                                  ---------                             -------         -------
         TOTAL                                    1,042,433                             445,000         597,433



Less than 1%

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1999 by each of the holders of Warrants (the "Selling Securityholders"), assuming each of the Selling Securityholders elects to exercise the Warrants held by such Selling Securityholder to purchase shares of Common Stock at exercise prices ranging from $2.38 to $8.125 per share, the number of shares to be sold by each Selling Securityholder and the percentage of each Selling Securityholder after the sale of the shares included in this Prospectus.



                                                                                Number of             Shares Beneficially
                                               Shares Beneficially            Shares Being                Owned After
            Securityholders                  Owned Prior to Offering            Offered                  Offering (1)
                                              Number          Percent                               Number          Percent


Attorney's Warrants                                  25,000      *                       25,000       0                *
Cyndel & Co.                                        180,000     2.5%                    180,000       0                *
KSH Investment Group, Inc.                          208,400     2.9%                    208,400       0                *
Kenneth Jerome & Company, Inc.                      200,000     2.8%                    200,000       0                *
Note Holders' Warrants                              285,500     3.4%                    287,500       0                *
R.F. Lafferty & Co., Inc.                           100,000     1.4%                    100,000       0                *
Win Capital Corp.                                   351,000     4.9%                    351,000       0                *
                                                  ---------                             -------   -------
         TOTAL                                    1,359,900                           1,351,900       0



Less than 1%.

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1999 by each of the shareholders registering shares of Common Stock for resale (the "Selling Shareholders") pursuant to registration rights granted to such Selling Shareholders, the number of shares to be sold by each Selling Shareholder and the percentage of each Selling Shareholder after the sale of the shares included in this Prospectus.


                                                                                Number of
                                                                                 Shares               Shares Beneficially
                                               Shares Beneficially                Being                   Owned After
              Shareholders                   Owned Prior to Offering            Offered                  Offering (1)
                                              Number          Percent                               Number          Percent


John W. Hemmer                                       25,000      *                       25,000               0        *
KSH Investment Group, Inc.                          100,043     1.4%                    100,043               0        *
Dr. Joseph R. Nemeth                                100,044     1.4%                    100,044               0        *
Win Capital Corp.                                    40,200      *                       40,200               0        *
                                                  ---------                             -------            -------
         TOTAL                                      265,287                             265,287               0


________________________________

Less than 1%.

                            DESCRIPTION OF SECURITIES

      Paradigm's authorized capital stock consists of 20,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share. Paradigm has created four classes of Preferred Stock, designated as Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Convertible Preferred Stock.

      Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from legally available funds. Upon liquidation or dissolution of Paradigm, the holders of Common Stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The Common Stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion or redemption rights applicable to the shares of Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable.

      Preferred Stock. The Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, up to 5,000,000 shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, power and preferences, and relative participation, option or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock, and the number of shares constituting any such class or series and its designation and to increase or decrease the number of such class or series subsequent to the issuance of shares of such class or series, but not below the number of shares of such class or series then outstanding. The issuance of any series of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control and could adversely affect the rights of the holders of the Common Stock. As of the date of this Memorandum, Paradigm has created and issued shares of four classes of preferred stock more fully discussed below.

      Series A Preferred Stock. The Board of Directors has authorized the issuance of a total of 500,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into shares of Common Stock at a rate of
1.2 shares of Common Stock for each share of Series A Preferred Stock. Paradigm may, at its sole option, at any time, redeem all of the then- outstanding shares of Series A Preferred Stock at a price of $4.50 per share, plus accrued and unpaid dividends, if any. The holders of shares of Series A Preferred Stock are entitled to non-cumulative preferred dividends at the rate of $0.24 per share of Series A Preferred Stock per annum, payable in cash on or before December 31 of each year, commencing December 31, 1995. Such dividends, however, can only be paid from surplus earnings of Paradigm and further, because these dividends are non-cumulative, no deficiencies in dividend payments from any calendar year can be carried forward to the next calendar year. The Series A Preferred Stock has priority rights to dividends over the Common Stock, but will not participate in any dividends payable to the holders of shares of Common Stock. No dividends will be paid to holders of shares of Common Stock unless and until all dividends on shares of Preferred Stock have been paid in full for the same period. Except upon the redemption of the Series A Preferred Stock or before the payment of dividends on any shares of capital stock that are on par with or junior or subordinate to the Series A Preferred Stock as to dividends, or upon the liquidation, dissolution or winding-up of Paradigm, the payment of dividend from surplus earnings was not mandatory prior to December 31, 1995. In the event of any liquidation, dissolution or winding-up of Paradigm, the holders of shares of Series A Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of the assets or surplus funds of Paradigm to the holders of shares of Common Stock or any other stock of Paradigm ranking on liquidation junior or subordinate to the Series A Preferred Stock, an amount equal to $1.00 per share, plus accrued and unpaid dividends, if any. Holders of shares of Series A Preferred Stock have no voting rights, except in those instances required by Delaware law.

      As of December 15, 1999, there were a total of 8,077 shares of Series A Preferred Stock issued and outstanding. A total of 9,692 shares of Common Stock has been set aside and reserved in the event that the holders of shares of Series A Preferred Stock elect to convert those shares into shares of Common Stock. As of December 15, 1999, 114,687 shares of Series A Preferred Stock have been converted into 137,624 shares of Common Stock.

      Series B Preferred Stock. The Board of Directors has authorized the issuance of a total of 500,000 shares of Series B Preferred Stock. Each share of the Series B Preferred Stock is convertible into shares of Common Stock at a rate of 1.2 shares of Common Stock for each share of Series B Preferred Stock. Paradigm may, at its sole option, at any time, redeem all of the then-outstanding shares of Series B Preferred Stock at a price of $4.50 per share, plus accrued and unpaid dividends, if any. Except upon the redemption of the Series B Preferred Stock or before the payment of dividends on any shares of capital stock that are on par with or junior or subordinate to the Series B Preferred Stock as to dividends, or upon the liquidation, dissolution or winding-up of Paradigm, the payment of dividends from surplus earnings was not mandatory prior to December 31, 1995. In the event of any liquidation, dissolution or winding-up of Paradigm, the holders of shares of Series B Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of the assets or surplus funds of Paradigm to the holders of shares of Common Stock or any other stock of Paradigm ranking on liquidation junior or subordinate to the Series B Preferred Stock, an amount equal to $4.00 per share, plus accrued and unpaid dividends, if any. Holders of shares of Series B Preferred Stock have no voting rights, except in those instances required by Delaware law.

      As of December 15, 1999, there were a total of 19,236 shares of Series B Preferred Stock issued and outstanding. A total of 23,083 shares of Common Stock have been set aside and reserved in the event that the holders of shares of Series B Preferred Stock elect to convert those shares into shares of Common Stock. As of December 15, 1999, 473,764 shares of Series B Preferred Stock have been converted into 568,517 shares of Common Stock.

      Series C Preferred Stock. The Board of Directors has authorized the issuance of a total of 30,000 shares of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible into shares of Common Stock at an initial conversion price equal to $1.75 per share of Common Stock, subject to adjustments for stock splits, stock dividends and certain combinations or recapitalizations in respect of the Common Stock. The shares are also automatically converted into Common Stock upon 30 days' written notice by Paradigm to the holders of the shares after (i) the 30-day anniversary of the effective date of the filing of a registration statement in which shares of Common Stock issuable upon conversion of the shares were registered and (ii) the average closing price of the Common Stock for the 20-day period immediately prior to the date in which notice of conversion is given to the holders of the shares is at least $3.50 per shares. Any shares still outstanding after January 1, 2002 shall be mandatorily converted at such date at the conversion price then in effect. Holders of the shares have no redemption rights. The holders of shares of Series C Preferred Stock are entitled to 12% non-cumulative preferred dividends. However, the shares shall be entitled to dividends declared on the Common Stock on an as-converted basis. Such dividends shall accrue from the date of issuance or the last preferred dividend record date and be payable in cash or shares of Common Stock. Such dividends, however, can only be paid at Paradigm's sole option from surplus earnings and further, because these dividends are non-cumulative, no deficiencies in dividend payments from any calendar year can be carried forward to the next calendar year. In the event of any liquidation, dissolution, sale of all or substantially all of the assets or merger or consolidation of Paradigm (and, in case of a merger or consolidation, Paradigm is not the surviving entity), the holders of Series C Preferred Stock shall be entitled to receive, in preference to the holders of all other classes of capital stock, whether now existing or hereinafter created (other than Series A Preferred Stock and Series B Preferred Stock with which Series C Preferred Stock shall, for purposes of a liquidation, rank junior), an amount per share equal to the greater of (A) the amount such shares would have received had such holders converted the Series C Preferred Stock into Common Stock immediately prior to such liquidation, plus declared or unpaid dividends or (B) or the stated value, $100 per share, subject to such liquidation plus declared but unpaid dividends. Holders of shares of Series C Preferred Stock shall have no voting rights, except in those instances required by Delaware law.

      As of  December  15,  1999,  there  were a total of 500 shares of Series C
Preferred Stock issued and outstanding. A total of 1,713,143 shares of Common Stock has been set aside and reserved in the event that the holders of the Series C Preferred Stock elect to convert those shares into shares of Common Stock. As of December 15, 1999, 29,480 shares of Series C Preferred Stock have been converted into 1,684,572 shares of Common Stock.

      Series D Convertible Preferred Stock. The Board of Directors authorized the issuance of a total of 909,000 shares of Series D Convertible Preferred Stock. Each share of Series D Preferred Stock is convertible into one share of Common Stock, subject to adjustments for stock splits, stock dividends and certain combinations or recapitalizations in respect of the Common Stock. The shares are also automatically converted into Common Stock upon 30 days' written notice by Paradigm to the holders of the shares after (i) the 30-day anniversary of the effective date of a registration statement in which shares of Common Stock issuable upon conversion of the shares are registered and (ii) the average closing price of the Common Stock for the 20-day period immediately prior to the date in which notice of conversion is given to the holders of the shares is at least $3.50 per share. Any shares still outstanding after January 1, 2002 shall be mandatorily converted at such date at the conversion price then in effect. Holders of the shares have no redemption rights. The holders of shares of Series D Preferred Stock are entitled to 10% non-cumulative preferred dividends. Additionally, holders of the shares will receive any dividends declared on the Common Stock on an as-converted basis. Such dividends accrue from the date of issuance or the last preferred dividend record date and are payable in cash or shares of Common Stock. Such dividends, however, can only be paid at Paradigm's sole option from surplus earnings and further because these dividends are non-cumulative, no deficiencies in dividend payments from any calendar year can be carried forward to the next calendar year. In the event of any liquidation, dissolution, sale of all or substantially all of the assets or merger or consolidation of Paradigm (and, in case of a merger or consolidation, Paradigm is not the surviving entity), the holders of Series D Preferred Stock are entitled to receive, in preference to the holders of all other classes of capital stock, whether now existing or hereinafter created, other than Series A Preferred Stock Series B Preferred Stock and Series C Preferred Stock with which Series D Preferred Stock shall, for purposes of a liquidation, rank junior, an amount per share equal to the greater of (A) the amount such shares would have received had such holders converted the Series D Preferred Stock into Common Stock immediately prior to such liquidation, plus declared or unpaid dividends or (B) or the stated value, $1.75 per share, subject to such liquidation plus declared but unpaid dividends. Holders of shares of Series D Preferred Stock have no voting rights, except in those instances required by Delaware law.

      As of December 15, 1999, there were a total of 333,644 shares of Series D Preferred Stock issued and outstanding. A total of 909,000 shares of Common Stock has been set aside and reserved in the event that the holders of the Series D Preferred Stock elect to convert those shares into shares of Common Stock. As of December 15, 1999, 806,356 shares of Series D Preferred Stock have been converted into 806,356 shares of Common Stock.

      Rescission Offer to Series B Preferred Stockholders. The 493,000 shares of Series B Preferred Stock issued to the Company's Series B Stockholders (the "Series B Stockholders") may not have been sold in compliance with certain aspects of California corporate law and federal and state securities laws. Concurrently with its public offering, the Company provided the Series B Stockholders with a rescission offer (the "Rescission Offer") to repurchase all Series B Preferred shares (the "Rescission Shares") owned by the Series B Stockholders. The Series B Stockholders were offered the right to rescind their purchases and receive a refund of the price paid by them of $4.00 per share plus an amount equal to the interest thereon at rates ranging from 6% to 10% per annum from the date the Rescission Shares were purchased to July 25, 1996, the date the Company's public offering closed and each rescinding shareholder was paid by the Company. The original purchasers of approximately 93% of the Series B Shares (460,250 shares) rejected the Rescission Offer. Two shareholders owning a combined total of 32,750 shares have accepted the Rescission Offer.

      Although the Company was not instructed by any regulatory body to actually conduct the Rescission Offer, the Company decided to go forward with the Rescission Offer to reduce any type of potential contingent liability it may be exposed to in connection with its private placement of Series B Preferred Stock. The Rescission Offer is designed to reduce such contingent liability by placing the Series B Stockholders on notice of possible defects and presenting them with an opportunity to avoid or mitigate damages. The Rescission Offer, however, may not fully relieve the Company from exposure to contingent liability under federal or state securities laws. See "Risk Factors -- Rescission Offer to Series B Stockholders."

      Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50 per share. Class A Warrants are exercisable through July 10, 2001 provided that at the time of exercise a current prospectus relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Class A Warrants are subject to redemption by the Company commencing July 10, 1997, upon 30 days' written notice, at a price of $.05 per Class A Warrant if the average closing bid price of the Common Stock for any 30 consecutive business days ending within 15 days of the date of which the notice of redemption is given shall have exceeded $8.50 per share. Holders of Class A Warrants automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All outstanding Class A Warrants must be redeemed if any Class A Warrants are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Class A Warrants by First Class mail, postage prepaid, 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Class A Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise a Class A Warrant shall terminate at 5:00 p.m. (Salt Lake City time) on the business day immediately preceding the date fixed for redemption.

      The Class A Warrants may be exercised upon surrender of the certificate(s) therefore on or prior to the expiration or the redemption date at the offices of Continental Stock Transfer & Trust Company, the Company's warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of warrants being exercised.

      The Class A Warrants contain provisions that protect the holders thereof against dissolution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events including issuances of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under employee benefit plans (ii) the sale or exercise of outstanding options or warrants or the Class A Warrants, or (iii) the conversion of shares of the Company's Preferred Stock to Common Stock.

      The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of Class A Warrants will not possess any right as a shareholder of the Company unless or until he or she exercises the Class A Warrants. As of December 15, 1999, no Class A Warrants have been exercised.

      Underwriter's Warrants. In connection with its public offering, the Company issued and sold to the underwriters of that offering, warrants to purchase 100,000 shares of Common Stock at $8.125 per share commencing July 10, 1998 and continuing to be exercisable until July 10, 2001, and an additional 100,000 shares of Common Stock at a price of $7.50 per share exercisable for the same period of time. During the exercise period, holders of the Underwriter's Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. The number of shares covered by the Underwriter's Warrants are subject to adjustment in certain events to prevent dissolution. The Company may redeem the Underwriter's Warrants beginning July 10, 1998 at a price of $.05 per warrant at such time as the Company's Common Stock has been trading on The Nasdaq SmallCap Market or an established exchange at a price equal to or above $10.00 per share for a period of 30 consecutive business days ending within 15 days of the date of redemption. Prior to July 10, 1998, the Underwriter's Warrants are not transferrable except to officers and directors of the representative, co-underwriters, selling group members and their officers or partners. As of December 15, 1999, no Warrants have been exercised.

      Win Capital Warrants. In connection with a letter agreement dated August 20, 1997, wherein Win Capital agreed to perform unspecified investment banking services, the Company issued Win Capital Warrants to purchase 191,000 shares of Common Stock at any time not later than August 19, 2000. The Company issued additional Warrants to Win Capital to purchase 100,000 shares of Common Stock at anytime no later than February 24, 2001 for services rendered in the private placement of Series C Preferred Stock. Each of the Win Capital Warrants entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 per share. The Win Capital Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's Warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised. The Company may redeem the Win Capital Warrants at a price of $.05 per Warrant at such time as the Company's Common Stock has been trading in the over-the- counter market as reported on The Nasdaq SmallCap Market at a price equal to or above $5.00 for a period of 20 consecutive trading days ending within 20 days of the date of redemption. The Win Capital Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Win Capital Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. As of December 15, 1999, no Win Capital Warrants have been exercised.

      Note Holders' and Attorney's Warrants. In connection with certain Bridge Financing, the Company issued Warrants to purchase 300,000 shares of Common Stock to investors. Pursuant to a warrant agreement between the Company and Mackey Price & Williams ("MP&W"), the Company issued Warrants to purchase 25,000 shares of Common Stock to MP&W. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.33 per share. The Note Holders' and Attorney's Warrants are exercisable through December 1, 2000. The Note Holders' and Attorney's Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date at the offices of the Company's warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised. The Company may redeem the Note Holders' and Attorney's Warrants at a price of $.05 per Warrant at such time as the Company's Common Stock has been trading in the over-the-counter market as reported on The Nasdaq SmallCap Market at a price equal to or above $10.00 for a period of 30 consecutive trading days ending within 15 days of the date of redemption. The Note Holders' and Attorney's Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Note Holders' and Attorney's Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. As of December 31, 1999, 12,500 Note Holders' Warrants have been exercised to purchase 12,500 shares of Common Stock. No Attorney's Warrants have been exercised as of that date.

      KSH Investment Group Warrants. In connection with its Series D Preferred private placement, the Company has issued KSH Investment Group, Inc. Warrants to purchase 208,400 shares of Common Stock. These Warrants consist of Placement Agent Warrants to purchase 68,400 shares of Common Stock at any time not later than February 12, 2004 at exercise price of $2.50 per share for Warrants to purchase 55,539 shares of Common Stock, $2.69 per share for Warrants to purchase 10,461 shares, and $2.38 per share for Warrants to purchase 2,400 shares of Common Stock. The Investment Banking Fee Warrants consist of Warrants to purchase 140,000 shares of Common Stock at any time no later than March 1, 2004 at an exercise price of $2.38 per share. The KSH Investment Group Warrants contain provisions that protect holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The registered holders of the KSH Investment Group Warrants also may elect to exercise their Warrants by way of cashless exercise of the Warrants. The number of shares of Common Stock issuable on the cashless exercise of the KSH Investment Group Warrants is equal to the total number of Warrants issued to the holder times the difference between the then current market price and the exercise price of the Warrants divided by the market price of the Warrants. The holder of the KSH Investment Group Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. As of December 15, 1999, no KSH Investment Group Warrants have been exercised.

      Cyndel and Win Capital Warrants. In connection with certain financing that Cyndel and Win Capital provided to the Company, the Company issued Cyndel Warrants to purchase 105,000 shares of Common Stock and Win Capital Warrants to purchase 35,000 shares of Common Stock. These Warrants are exercisable at any time not later than January 15, 2004 at $2.30 per share. The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holders of the Warrants will not possess any rights as shareholders of the Company unless and until the holders exercise the Warrants. As of December 15, 1999, 105,000 Cyndel Warrants have been exercised to purchase 105,000 shares of Common Stock and 35,0009 Win Capital Warrants have been exercised to purchase 35,000 shares of Common Stock. On March 7, 1999, the Company's Board of Directors authorized the issuance of additional Warrants to Cyndel to purchase 75,000 shares of Common Stock at an exercise price of $4.00 per share, on condition that Cyndel exercises its Warrants to purchase 105,000 shares of Common Stock at $2.30 per share within 72 hours after receiving notice from the Company that this Registration Statement is effective. Similarly, on April 7, 1999, the Company's Board of Directors authorized the issuance of additional Warrants to Win Capital to purchase 25,000 shares of Common Stock at an exercise price of $4.00 per share, on condition that Win Capital exercises its Warrants to purchase 35,000 shares of Common Stock at $2.30 per share within 72 hours after receiving notice from the Company that this Registration Statement is effective.

      Hemmer Warrants. In connection with the retirement of John W. Hemmer, Vice President of Finance, Treasurer, Chief Financial Officer and a director of the Company, the Company's Board of Directors has authorized the issuance of Warrants to Mr. Hemmer to purchase 125,000 shares of Common Stock. Each warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.63 per share. The Warrants are exercisable through March 10, 2004. The Warrants contain provisions that protect the holder thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based on the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. On May 6, 1999, the Board of Directors also authorized the issuance of additional Warrants to Mr. Hemmer to purchase 75,000 shares of Common Stock at the same exercise price as the Class A Warrants, or $7.50 per share. However, these Warrants may not be exercised until the Warrants issued to

Mr. Hemmer to purchase 125,000 shares of Common Stock have been exercised. As of December 15, 1995, 10,000 Hemmer Warrants have been exercised to purchase 10,000 shares of Common Stock.

      Lafferty Warrants. In connection with an investment banking agreement with
R. F. Lafferty & Co., Inc. ("Lafferty"), the Company has issued Lafferty Warrants to purchase 100,000 shares of the Company's Common Stock. Each Warrant entitles Lafferty to purchase one share of Common Stock at an exercise price of $4.00 per share. The Warrants are exercisable through October 15, 2004. The Warrants contain provisions that protect the holder thereof against delusion by adjustment of the exercise price per share and the number of shares issuable upon the exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. As of December 15, 1999, no Lafferty Warrants have been exercised.

      FAS Warrants. In connection with its Series B Preferred private placement, the Company issued First Associated Securities Group, Inc. ("FAS") Warrants to purchase 21,525 shares of the Company's Common Stock. Each warrant entitles FAS to purchase one share of Common Stock at a price of $3.00 per share. These warrants are currently exercisable and expire on December 31, 1999.

      Certain Provisions of Certificate of Incorporation. Paradigm's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, its directors shall not be liable to it and its stockholders. The Certificate of Incorporation also contains provisions entitling the officers and directors to indemnification by Paradigm to the fullest extent permitted by the Delaware General Corporation Law.

      Indemnification Agreements. Paradigm has entered into Indemnification Agreements with its officers and directors. Such Indemnification Agreements provide that Paradigm will indemnify its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of threatened, pending or completed legal action against any officer or director to the fullest extent permitted by the Delaware General Corporate Law.

      Transfer and Warrant Agent. Paradigm's transfer agent and registrar for its Common Stock and the Warrant Agent for the Class A Warrants is Continental Stock Transfer & Trust Company, New York, New York.


                              PLAN OF DISTRIBUTION

      We may solicit the exercise of Class A Warrants and Note Holders' Warrants through a registered or licensed broker-dealer. Upon exercise of Class A
Warrants or Note Holders' Warrants, the Company will pay such soliciting broker-dealer a fee of 5% of the aggregate exercise price of Class A Warrants and Note Holders' Warrants exercised, if: (i) the market price of the Common Stock on the date the Class A Warrant or the Note Holders' Warrant is exercised is greater than the then exercise price of the Class A Warrant or the Note Holders' Warrant, respectively; (ii) the exercise of the Class A Warrant or the Note Holders' Warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Class A Warrant or the Note Holders' Warrant is not held in a discretionary account; (iv) disclosure of the compensation arrangements was made by delivery of this Prospectus or otherwise) both at the time of the offering and at the time of exercise of the Class A Warrant or the Note Holders' Warrant; and (v) the solicitation of exercise of the Class A Warrant or the Note Holders' Warrant is not in violation of Regulation M.

      In connection with the solicitation of the Class A Warrant or the Note Holders' Warrant exercises, the soliciting broker-dealer will be prohibited from engaging in any market-making activities with respect to the Company's securities for the period commencing either two or nine business days (depending on the market price of the Common Stock) prior to any solicitation activity for the exercise of Class A Warrants or Note Holders' Warrants until the later of
(i) the termination of such solicitation activity, or (ii) the termination (by waiver or otherwise) of any right which the soliciting broker-dealer may have to receive a fee for the exercise of Class A Warrants or Note Holders' Warrants following such solicitation. As a result, the soliciting broker-dealer may be unable to provide a market for the Company's securities, should it desire to do so, during certain periods while the respective Class A Warrants or Note Holders' Warrants are exercisable.

      We do not plan to solicit Series C or Series D Preferred Stockholders regarding the conversion of their Series C or Series D Preferred Shares into shares of Common Stock which have been registered for resale upon conversion.

      The resale of the Common Stock by the Series C and Series D Preferred stockholders that elect to convert their shares of Series C and Series D Preferred Stock to shares of Common Stock and the holders of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holder's Warrants, Attorney's Warrants, KSH Investment Group Warrants, Cyndel Warrants and Lafferty Warrants, that elect to exercise their respective warrants and purchase Common Stock (collectively, the "Selling Securityholders"), may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in The Nasdaq SmallCap Market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

      Selling Securityholders may effect such transactions by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase securities as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Securityholders will pay all commissions, transfer taxes, and other expenses associated with the sale of Common Stock by them.

      The Selling Securityholders and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Selling Securityholders against certain liabilities under the Securities Act.

      From time to time this Prospectus will be supplemented and amended as required by the Securities Act of 1933, as amended. During any time when a supplement or amendment is so required, the Selling Securityholders are to cease sales until the Prospectus has been supplemented or amended. Pursuant to the registration rights granted to certain of the Selling Securityholders, we have agreed to update and maintain the effectiveness of this Prospectus. Certain of the Selling Securityholders also may be entitled to sell their Shares without the use of this Prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act.

                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Company's annual report (Form 10-K) for the year ended December 31, 1998, have been audited by Tanner & Co., independent auditors, as indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters in connection have been passed upon for us by Mackey Price & Williams, Salt Lake City, Utah. We have granted Mackey Price & Williams, the Company's counsel, Warrants to purchase 25,000 shares of Common Stock at $3.33 per share in partial payment for legal services in connection with our public offering which was completed in July 1996. See "Description of Securities -- Bridge and Attorneys' Warrants."

No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                              _____________________

                                TABLE OF CONTENTS


                                                                           Page

  Prospectus Summary.........................................................
  Risk Factors  .............................................................
  Use of Proceeds............................................................
  Capitalization.............................................................
  Selected Financial Data....................................................
  Price of Common Stock and Class A
    Warrants and Dividend Policy.............................................
  Management's Discussion and Analysis ......................................
  Business ..................................................................
  Management.................................................................
  Principal Shareholders.....................................................
  Certain Transactions.......................................................
  Securityholders Registering Shares.........................................
  Description of Securities .................................................
  Plan of Distribution.......................................................
  Legal Matters..............................................................
  Independent Auditors.......................................................
  Definitions................................................................
  Index of Financial Statements..............................................




                        5,995,137 Shares of Common Stock






                        PARADIGM MEDICAL INDUSTRIES, INC.

                                _________________

                                   PROSPECTUS

                                _________________







                                December __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discount (all amounts except the Securities and Exchange Commission filing fee and the NASD fee are estimated):


Filing fee - Securities and Exchange Commission..................  $    2,950.18
NASD fee.........................................................       2,000.00
Printing and engraving expenses..................................         350.00
Legal fees and disbursements.....................................       5,000.00
Accounting fees and disbursements................................           0.00
Blue Sky fees and expenses (including legal fees)................           0.00
Miscellaneous....................................................         100.00
                                                                   -------------
Total expenses.....................................................$   10,400.18


Item 15.  Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

      In accordance with the Delaware Law, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not advance expenses to an individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case after the individual furnishes the following to the Company: a written affirmation of his or her good faith belief that his or her conduct was in good faith, that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful and (2) the individual furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct referenced in part (1) of this sentence. In addition to the individual furnishing the aforementioned written affirmation and undertaking, in order for the Company to advance expenses, a determination must also be made that the facts then- known to those making the determination would not preclude indemnification.

      All determinations  relative to  indemnification  must be made as follows:
(1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum requirement; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or part (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part
(1) of this sentence and a committee cannot be designated under part (2) of this sentence, then a special legal counsel shall be selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate); or (4) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

      The Company has also entered into Indemnification Agreements with its executive officers and directors. These Indemnification Agreements are substantially similar in effect to the Bylaws and the provisions of the Company's Certificate of Incorporation relative to providing indemnification to the maximum extent and in the manner permitted by the Delaware General Corporation Law. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to the Company's Bylaws, the Company's Certificate of Incorporation or the Delaware General Corporation Law.

Item 16.  Exhibits

Exhibit
Number            Document Description
------            --------------------
    (a) Exhibits
        --------

      The following Exhibits are filed herewith pursuant to Rule 601 of Regulation S-B or are incorporated by reference to previous filings.

    Exhibit No.            Document
    -----------            --------

      2.1 Amended Agreement and Plan of Merger between Paradigm Medical Industries, Inc., a California corporation and Paradigm Medical Industries, Inc., a Delaware corporation(1)
      3.1        Certificate of Incorporation(1)
      3.2        Bylaws(1)
      4.1 Warrant Agency Agreement with Continental Stock Transfer & Trust Company(3)
      4.2        Specimen Common Stock Certificate (2)
      4.3        Specimen Class A Warrant Certificate(2)
      4.4        Form of Class A Warrant Agreement(2)
      4.5        Underwriter's Warrant with Kenneth Jerome & Co., Inc.(3)
      4.6 Warrant to Purchase Common Stock with Note Holders re bridge financing(1)
      4.7        Warrant  to  Purchase   Common   Stock  with  Mackey   Price  &
                 Williams(1)
      4.8        Warrant to Purchase Common Stock with Win Capital Corp.(6)
      4.9        Specimen Series C Convertible Preferred Stock Certificate(6)
      4.10 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock(6)
      4.11       Specimen Series D Convertible Preferred Stock Certificate (10)
      4.12 Certificate of the Designations, Powers, Preferences and Rights of the Series D Convertible Preferred Stock (10)
      4.13       Warrant to Purchase Common Stock with Win Capital Corp. (10)
      4.14       Warrant to Purchase Common Stock with Cyndel & Co. (10)
      4.15       Warrant Agreement with KSH Investment Group, Inc. (10)
      4.16       Warrant to Purchase Common Stock with John R. Hemmer (10)
      4.17       Warrant to Purchase Common Stock with R.F. Lafferty & Co., Inc.
      5.         Opinion of Mackey Price & Williams
     10.1        Exclusive Patent License Agreement with Photomed(1)
     10.2        Consulting Agreement with Dr. Daniel M. Eichenbaum(1)
     10.3        Confidential Disclosure Agreement with Zevex, Inc.(1)
     10.4        Indemnity Agreement with Zevex International, Inc.(1)
     10.5        Manufacturing Agreement with Sunrise Technologies, Inc.(1)
     10.6        Royalty  Agreement  dated  January  30,  1992,  with  Dennis L.
                 Oberkamp Design Services(1)

     10.7        Indemnity  Agreement  dated  January 30,  1992,  with Dennis L.
                 Oberkamp Design Services(1)
     10.8        Royalty  Agreement (for Ultrasonic Phaco Handpiece) with Dennis
                 L. Oberkamp Design Services(1)
     10.9        Lease Agreement with Eden Roc (6)
     10.10       Settlement and Release Agreement with Douglas A. MacLeod(1)
     10.11       Form of Indemnification Agreement(1)
     10.12       1995  Stock  Option  Plan  and  forms  of  Stock  Option  Grant
                 Agreements(1)
     10.13       Form  of   Promissory   Note  with  Note   Holders   re  bridge
                 financing(1)
     10.14       Employee's Lock-Up Agreement(1)
     10.15       Registering Shareholders Lock-Up Agreement(3)
     10.16 Amendment of Settlement and Release Agreement with Douglas A. MacLeod(3)
     10.17       Design,  Engineering  and  Manufacturing  Agreement with Zevex,
                 Inc.(5)
     10.18       License and Manufacturing Agreement with O.B.F. Labs, Ltd.(6)
     10.19       Settlement Agreement with Estate of H.L. Federman(6)
     10.20       Agreement with Win Capital Corp.(6)
     10.21       12% Convertible, Redeemable Promissory Note(6)
     10.22       Securities Exchange Agreement(6)
     10.23 Stock Exchange for Satisfaction of Debt Agreement with Zevex International, Inc. (7)
     10.24 Co-Distribution Agreement with Pharmacia & Upjohn Company and National Healthcare Manufacturing Corporation (7)
     10.25 Agreement for Purchase and Sale of Assets with Humphrey Systems Division of Carl Zeiss, Inc. (7) 10.26 Employment Agreement with Thomas F. Motter(9)
     10.27       Employment Agreement with Michael W. Stelzer (9)
     10.28       Change of Control Termination with Thomas F. Motter (9)
     10.29       Change of Control Termination with Michael W. Stelzer (9)
     10.30       Promissory Note with Win Capital Corp. (10)
     10.31       Promissory Note with Cyndel & Co. (10)
     10.32       Consulting Agreement with Win Capital Corp. (10)
     10.33       Agreement with Win Capital Corp.(11)
     10.34       Agreement with Cyndel & Co.(11)
     10.35       Investment Banking Agreement with R.F. Lafferty & Co., Inc.
     23.1        Consent of Medical Laser Insight(3)
     23.2        Consent of Frost & Sullivan(3)
     23.3        Consent of Ophthalmologists Times(3)
     23.4        Consent of Mackey Price & Williams
     23.5        Consent of Tanner & Co.
     27.         Financial Data Schedule
     ____________________________

     (1) Incorporated by reference from Registration Statement on Form SB-2, as filed on March 19, 1996.
     (2) Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2, as filed on May 14, 1996.
     (3) Incorporated by reference from Amendment No. 2 to Registration Statement on Form SB-2, as filed on June 13, 1996.
     (4) Incorporated by reference from Amendment No. 3 to Registration Statement on Form SB-2, as filed on June 28, 1996.
     (5) Incorporated by reference from Annual Report on Form 10-KSB, as filed on December 30, 1996
     (6) Incorporated by reference from Annual Report on Form 10-KSB, as filed on April 16, 1998
     (7) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on August 19, 1998.
     (8) Incorporated by reference from Registration Statement on Form SB-2, as filed on June 15, 1998.
     (9) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on November 12, 1998.
     (10) Incorporated by reference from Registration Statement on Form SB-2, as filed on April 29, 1999.
     (11) Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2, as filed on May 1999.

     (b)  Reports on Form 8-K

                 None

Item 17. Undertakings

      The undersigned Registrant hereby undertakes (a) subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section; (b) to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser; (c) if any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, to file a post-effective amendment setting forth the terms of such offering; and (d) to deregister, by means of a post-effective amendment, any securities covered by this Registration Statement that remain unsold at the termination of this offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant also undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

      The undersigned Registrant further undertakes that it will file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement, and (iii) include any additional or changed material information on the plan of distribution.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, State of Utah, on December 27, 1999.

                                    PARADIGM MEDICAL INDUSTRIES, INC.




                                    By: /s/ Thomas F. Motter
                                        ----------------------------------------
                                        Thomas F. Motter, Chairman of the Board,
                                        President and Chief Executive Officer




                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. Motter as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



         Signature                          Title                                                Date



 /s/ Thomas F. Motter                   Chairman of the Board,                                 December 27, 1999
---------------------
Thomas F. Motter                        President and Chief Executive Officer
                                        (Principal Executive Officer)


 /s/ Michael W. Stelzer                 Vice President of Operations, Chief,                   December 27, 1999
---------------------
Michael W. Stelzer                      Operating Officer, Chief Financial Officer,
                                        Secretary and Director (Principal Financial
                                        and Accounting Officer)


 /s/ Patrick M. Kolenik                 Director                                               December 27, 1999
---------------------
Patrick M. Kolenik


 /s/ Robert L. Frome                    Director                                               December 27, 1999
---------------------
Robert L. Frome


 /s/ Steven J. Bayern                   Director                                               December 27, 1999
---------------------
Steven J. Bayern

